1. Name and Address of Reporting Person
   DAVIS, JR, ROY J.
   10200 DAVID TAYLOR DRIVE
   PO BOX 37937
   CHARLOTTE, NC 28237-7937
2. Issuer Name and Ticker or Trading Symbol
   FIRST CHARTER CORPORATION (FCTR)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   |             +-----------+------+----------+   Year         |   Indirect|   Owner-   |
|                                 |   Year)  |             |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------------+-----------+------+----------+----------------+-----------+------------+
Common Stock                       01/17/2002 R             202.7914    A      $17.7293                    D
Common Stock                       04/11/2002 R             183.6308    A      $19.7780                    D
Common Stock                       07/11/2002 R             205.4466    A      $17.8387                    D
Common Stock                       10/10/2002 R             231.2894    A      $16.4500   20797.3008       D
Common Stock - Street Name                                                                13524            D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Year    |(I)    |ship   |
+-------------+--------+----------+---------+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Option   $14.5                                                01/20/2010 Common                      1800     D
                                                                               Stock
Stock Option   $15.75                                               01/17/2011 Common                      1800     D
                                                                               Stock
Stock Option   $17.37                                               01/16/2012 Common                      3500     D
                                                                               Stock
Stock Option   $17.708                                              02/20/2007 Common                      600      D
                                                                               Stock
Stock Option   $18                                                  10/14/2010 Common                      1800     D
                                                                               Stock
Stock Option   $18.854                                              05/19/2007 Common                      1200     D
                                                                               Stock
Stock Option   $26.75                                               04/29/2008 Common                      1000     D
                                                                               Stock
DEFERRED       $0                                                              Common                      2149.07  D
COMPENSATION                                                                   Stock                       21
PLAN
DEFERRED       $12.8125                                             03/31/2010 Common                      97.561   D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $13.125                                              04/13/2010 Common                      41.1445  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $13.7188                                             01/31/2010 Common                      80.1822  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $13.875                                              04/28/2010 Common                      79.2793  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $14.455                                              01/14/2010 Common                      34.8584  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $14.563                                              07/31/2010 Common                      58.3671  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $14.703                                              12/31/2010 Common                      401.73   D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $14.8438                                             12/31/2009 Common                      43.7895  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $15.75                                               06/30/2010 Common                      79.3651  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $15.9063                                             07/13/2010 Common                      36.4194  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $16                                                  05/31/2010 Common                      31.25    D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $16.125                                              11/30/2009 Common                      37.2093  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $16.45   10/10/2002 J <F1>    56.94       11/01/2002 10/10/2012 Common  56.94    $16.4500   56.94    D
COMPENSATION                                             <F2>       <F3>       Stock
PLAN
DEFERRED       $16.76   08/01/2002 N <F1>    53.7        09/02/2002 08/01/2012 Common  53.7     $16.7600   53.7     D
COMPENSATION                                             <F2>       <F3>       Stock
PLAN
DEFERRED       $16.85   10/02/2002 N <F1>    100.8       11/01/2002 10/02/2012 Common  100.89   $16.8500   100.89   D
COMPENSATION                                 9           <F2>       <F3>       Stock
PLAN
DEFERRED       $16.91   08/29/2002 N <F1>    23.65       09/02/2002 08/29/2012 Common  23.65    $16.9100   23.65    D
COMPENSATION                                             <F2>       <F3>       Stock
PLAN
DEFERRED       $17.063                                                         Preferr                     73.2601  D
COMPENSATION                                                                   ed
PLAN                                                                           Stock
DEFERRED       $17.25                                                          Common                      23.1884  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $17.44   01/30/2002 N <F1>    68.81       02/01/2002 01/30/2012 Common  68.81    $17.4400   68.81    D
COMPENSATION                                             <F2>       <F3>       Stock
PLAN
DEFERRED       $17.5                                                09/30/2009 Common                      48.5714  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $17.7293 01/17/2002 J <F1>    46.12       02/01/2002 01/17/2012 Common  46.12    $17.7293   46.12    D
COMPENSATION                                             <F2>       <F3>       Stock
PLAN
DEFERRED       $17.7557                                                        Common                      22.7199  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $17.8387 07/11/2002 J <F1>    49.02       08/01/2002 07/11/2012 Common  49.02    $17.8387   49.02    D
COMPENSATION                                             <F2>       <F3>       Stock
PLAN
DEFERRED       $17.884                                                         Common                      18.5774  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $17.89   12/17/2002 N         105.7       01/01/2003 12/17/2010 Common  105.77   $17.7800   105.77   D
COMPENSATION                                 7                                 Stock
PLAN
DEFERRED       $18.13   04/02/2002 N <F1>    93.77       05/01/2002 04/02/2012 Common  93.77    $18.1300   93.77    D
COMPENSATION                                             <F2>       <F3>       Stock
PLAN
DEFERRED       $18.15   03/04/2002 N <F1>    55.1        04/01/2002 03/04/2012 Common  55.1     $18.1500   55.1     D
COMPENSATION                                             <F2>       <F3>       Stock
PLAN
DEFERRED       $18.1875                                                        Common                      65.9794  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $18.23                                               12/19/2012 Common                      185.842  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $18.563                                                         Common                      43.0976  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $18.6875                                                        Common                      42.8094  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $18.98                                               10/14/2009 Common                      25.2069  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $19                                                             Common                      121.052  D
COMPENSATION                                                                   Stock                       7
PLAN
DEFERRED       $19                                                  10/31/2009 Common                      42.1053  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $19.5    06/28/2002 N <F1>    102.5       07/01/2002 06/28/2012 Common  102.56   $19.5000   102.56   D
COMPENSATION                                 6           <F2>       <F3>       Stock
PLAN
DEFERRED       $19.52   05/23/2002 N <F1>    15.37       06/03/2002 05/23/2012 Common  15.37    $19.5200   15.37    D
COMPENSATION                                             <F2>       <F3>       Stock
PLAN
DEFERRED       $19.6614                                                        Common                      22.1326  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $19.778  04/11/2002 J <F1>    42.9        05/01/2002 04/11/2012 Common  42.9     $19.7780   42.9     D
COMPENSATION                                             <F2>       <F3>       Stock
PLAN
DEFERRED       $20.22   05/01/2002 N <F1>    29.67       06/03/2002 05/01/2012 Common  29.67    $20.2200   29.67    D
COMPENSATION                                             <F2>       <F3>       Stock
PLAN
DEFERRED       $21.625                                                         Common                      36.9942  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $22.68                                               07/15/2009 Common                      52.8926  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $23.16                                               07/15/2009 Common                      19.7708  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $24.21                                                          Common                      33.0319  D
COMPENSATION                                                                   Stock
PLAN
DEFERRED       $24.6875                                                        Common                      42.5316  D
COMPENSATION                                                                   Stock
PLAN

Explanation of Responses:

<F1>
Dividend Reinvestment of Common Stock related to acquisition of Common Stock under First Charter Corporation Deferred Compensation Plan for Non-Employee Directors.
<F2>
Non-Employee directors may withdraw common stock from the deferred comp plan the 1st day of the calendar month following retirement, death, or termination.
<F3>
No expiration date

SIGNATURE OF REPORTING PERSON
/s/ ROY J. DAVIS, JR

DATE
02/14/2003